Exhibit 10.49

12-06-04

CONFIRMATION OF CREDIT FACILITIES LETTER	Date: October 17, 2006

BORROWER SPAR CANADA COMPANY	BRANCH OF ACCOUNT BUSINESS MARKETS TORONTO WEST	SRF No. 851-791-517

ADDRESS Suite 360, 1100 Sheppard Ave. West, Toronto On M3K 2B3	ADDRESS 1233 THE QUEENSWAY ETOBICOKE ON M8Z 1S1
CONTACT JIM SEGRETO	TELEPHONE NO. (914) 332-4100 X 1002	BANKING OFFICER DOROTHY YU	TELEPHONE NO. (416) 253-8578

ROYAL BANK OF CANADA (the "Bank") hereby confirms the credit facility or credit facilities described below (collectively, the "Credit Facility") subject to terms and conditions listed below and attached hereto. The dollar amount noted opposite each indicated available segment of the Credit Facility is in Canadian Dollars ($) unless otherwise specified and is the maximum amount (subject to any margining or other requirements which may reduce the indicated maximum) that may be outstanding at any time under the Credit Facility. The provisions of this Agreement shall be binding on the Borrower and shall remain in full force and effect for so long as any availability exists or any obligations on the part of the Borrower remain outstanding under the Credit Facility. For purposes hereof the term " Agreement " and the words " this Agreement ", " the Agreement " and words to like effect or import shall mean and include this Confirmation of Credit Facilities and the attached Terms and Conditions, all as supplemented or amended at any time and from time to time.

CREDIT FACILITY:
Demand Facilities:
Availability of the demand facilities contained within the Credit Facility is at the sole discretion of the Bank and the Bank may cancel or restrict the availability of any unutilized portion at any time and from time to time. Notwithstanding compliance with the covenants and conditions contained herein, these facilities are repayable on demand.

Facility #1. Demand Operating Loan. $1,000,000.00 Minimum Retained Balance: $0.00 Revolves in increments of: $10,000.00 Business Account #101-202-0. Transit #05902. Interest rate: RBP + 1.00% per annum. Interest payable, monthly in arrears, on the 26th day of each month. Borrowings expected to fluctuate.

MARGINED: YES NO

OTHER FACILITIES: N/A

Fees:

One Time Fees: Payable upon acceptance of this agreement.	Monthly Fees: Payable in arrears on the 7th day of each month.

Negotiation / Set Up Fee: $1,500.00	Revolvement Fee: $500.00 (includes monitoring, margining & AM.

Loan Standby Fee: 0.25% (on authorised operating loan amount.)	Account Management Fee: NIL

SECURITY: Security to be obtained and registered prior to first advance.

Security for all obligations of the Borrower to the Bank, including, without limitation, all obligations under the Credit Facility, shall include:

General security agreement on the Bank's form 924 signed by the Borrower constituting a first ranking security interest in all assets of the Borrower except real property;

Letter Agreement signed by Webster Business Credit Corporation advising RBC that they do not currently have any security interest in any of the assets of Spar Canada and further agreed to not obtain a lien in the assets of Spar Canada without the consent of RBC.

MARGIN REQUIREMENT (IF APPLICABLE - SEE ALSO "MARGIN REQUIREMENTS" INCLUDED IN THE TERMS AND CONDITIONS ATTACHED HERETO)

Amounts outstanding under the all Demand Operating Loans Facility, which are indicated as margined, must not exceed:

(a)	75% of unencumbered good trade accounts receivable domiciled in Canada or the United States of America excluding inter-company accounts, holdbacks receivable, contra accounts, and the entire outstanding balance of accounts receivables where any portion thereof exceeds 90 days, If the over 90 day portion does not comprise more than 10% of the total receivable, then the under 90 day portion may be included, all of which are more particularly described in the form of monthly margin statement ("Monthly Statement of Borrowing Limit") that is included as an attachment hereto; minus

(b)	"Potential Prior-Ranking Claims" which are more particularly described in the form of Monthly Statement of Borrowing Limit.

REPORTING REQUIREMENTS The Borrower will provide the following to the Bank:
Monthly:	A Monthly Margin Statement of Borrowing limit with list of aged payables, aged receivables, priority claims as and when required under Margin Requirements in the terms and conditions attached hereto;
Semi- Annually:	Company prepared financial statement within 60 days after six months;
Annually:	Review engagement and company prepared business plan year-end financial statements within 120 days of each fiscal year end;

FINANCIAL COVENANTS The Borrower will:

(a)	Maintain , to be measured semi-annually:
	(i)	A Debt Service Coverage Ratio of not less than 1.25:1; (or better)
DSC= Net Income + Depreciation + other non cash charges to income+ Interest expense charged to current years income statement, LESS Dividends paid/Shareholders loans withdrawn/unfunded capital expenditures divided by the total of annual principal payments on long term Debt including capital lease obligations plus interest on all Debt including Bank operating loans.

	(ii)	A ratio of Total Debt to Tangible Net Worth of not greater than 2:1;
"Tangible Net Worth" means the aggregate of stated capital, retained earnings, 50% of YTD pre-tax income as reported in company prepared financial statements (unless a reasonable corporate tax allowance has been made), LESS amounts invested in or owed by other Persons including inter-company trade accounts receivable, leasehold improvements, goodwill, trademarks, copyrights, patents, deferred costs and other assets normally regarded as intangible under GAAP in Canada, all net of depreciation."

(b)	Not, without the prior written consent of Royal Bank of Canada:
	(iii)	Declare dividends,
	(iv)	Lend or provide assistance to the parent company or any other related entities other than in the normal course of trade business.

REPORTING REQUIREMENTS AND FINANCIAL COVENANTS are in addition to and not in substitution for the Terms and Conditions attached hereto. Nothing contained in Reporting Requirements or Financial Covenants shall limit any right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility made available under this Agreement. (See attached for Terms and Conditions)

PRE DISBURSEMENT CONDITIONS
1.	Receipt of a letter of confirmation from SPAR Canada Company's corporate auditors that the historical financial statements provided to Royal Bank of Canada for fiscal years 2003, 2004, 2005, and 6 months year to June 30, 2006 has been reviewed by them and that there is nothing in the statements that caused them to believe that these financial statements are not, in all material respects, prepared in accordance with US GAAP requirements.

2.	Completion and registration of all collateral securities & loan documents.

ACCEPTANCE
This offer is open for acceptance until November 14, 2006 after which date it will be null and void, unless extended in writing by the Bank.

LANGUAGE. The Borrower and the Bank have expressly requested that this Agreement and all related documents, including notices, be drawn up in the English language. Les parties ont expressement demande que la presente convention et tous les documents y afferents, y compris les avis, soient rediges en langue anglaise (Quebec only/Quebec seulement)

I acknowledge receipt of the Terms and Conditions [12-06-04] attached to this confirmation letter and agree to be bound by them. Accepted on this 20 day of October, 2006.

SPAR CANADA COMPANY	ROYAL BANK OF CANADA

Per: /s/James Segreto	Per: /s/ Dorothy Yu
James Segreto	Dorothy Yu
Vice President and Controller	Account Managers /zh

Per:_________________________

CONFIRMATION OF CREDIT FACILITIES LETTERTERMS
AND CONDITIONS

To:	ROYAL BANK OF CANADA (the "Bank")

The Bank is requested by the Borrower identified on the confirmation letter attached hereto to make loans or advances (including, where applicable, by way of overdraft) to the Borrower in the manner and at the rates and times specified herein (the “Credit Facility”). In consideration of the Bank making the Credit Facility available, the Borrower agrees (if more than one, jointly and severally - in Quebec, solidarily), with the Bank as follows:

1.	DRAWDOWN
While this Agreement remains in force and if the Credit Facility includes a Demand Operating Loan,the Borrower may borrow, repay and reborrow up to the limit specified in respect of such loan at any time, subject to any applicable margin requirement, and the Bank may withdraw any undrawn portion of such loan at any time without notice. If the Credit Facility includes a Demand Loan – CAIS, the Borrower may borrow up to the limit specified in respect of such loan by way of one or more drawdowns at any time and from time to time, provided that the amount outstanding under any such loan shall never exceed the amount of the CAIS deposit delivered to the Bank as security for such loan and the Bank may withdraw any unutilized portion of such loan at any time without notice. If the Credit Facility includes a Demand Instalment Loan, the Borrower may borrow up to the limit specified in respect of such loan at any time and the Bank may withdraw any unutilized portion thereof at any time without notice. If the Credit Facility includes a Revolving Term Facility the Borrower may borrow, repay and reborrow up to the limit specified in respect of such facility at any time and the Bank may withdraw any unutilized portion thereof at any time without notice. If the Credit Facility includes a Variable Rate Business Term Loan (including herein, a US Dollar Variable Rate Business Term Loan), the Borrower may borrow by way of one or more drawdowns made at any time and from time to time during the availability of such loan, and the Bank may withdraw any undrawn portion of such loan at any time without notice. If the Credit Facility includes a Fixed Rate Business Term Loan or a Match Funded Term Loan, the Borrower shall draw down the amount of such loan forthwith, failing which such loan may be cancelled.

If the Credit Facility includes a Royal Business OperatingLine, an OperatingLine loan account (an “OperatingLine Account”) will be opened at the Branch of Account. The OperatingLine Account is a revolving line of credit and is available for the sole purpose of funding transactions made through the Borrower’s business current account (including, without limitation, transactions by way of a withdrawal request, debit request, payment of a cheque or other payment instrument) if there are insufficient funds in the business current account to fund the transaction. Whenever the balance in the Borrower’s business current account is less than the Minimum Retained Balance, the Bank will, once a day, debit the OperatingLine Account in an amount equal to the revolving increment amount herein specified or a whole multiple of such amount, and the Bank will thereafter credit the Borrower’s business current account in an equivalent amount such that the Borrower’s business current account is thereafter nil or in positive balance. The amount of each such transfer will form part of the indebtedness of the Borrower to the Bank under the Credit Facility as of the day of the transfer. Unless otherwise agreed by the Bank in writing, no interest will be payable at any time on a credit balance in the OperatingLine Account. If a transfer of funds from the OperatingLine Account to the Borrower’s business current account to fund a transaction (including, without limitation, a transaction by way of a withdrawal request, a debit request, a payment of a cheque or other payment instrument), will exceed or cause the indebtedness of the Borrower to the Bank under the Royal Business OperatingLine to exceed the maximum amount available under the Royal Business OperatingLine, then the Bank may decline the transaction and return the cheque or other payment instrument unpaid.

If the Credit Facility includes a Royal Business Overdraft Protection facility, in no event will such facility be available in connection with any business account of the Borrower for or in connection with which the Borrower has a Royal Business OperatingLine Facility.

2.	REPAYMENT
Amounts outstanding under the Credit Facility, together with interest, shall become due in the manner and at the rates and times specified herein and shall be paid in the currency of the particular credit extended. If the Credit Facility includes a Variable Rate Business Term Loan or a Fixed Rate Business Term Loan, including any such type of loan under a Revolving Term Facility, or a Match Funded Term Loan, repayable by way of periodic payments of principal plus interest, the Borrower shall make consecutive periodic payments of principal with the entire balance of such loan due and payable at the end of the term specified herein. In the case of a Demand Instalment Loan, the Borrower shall make such consecutive periodic payments of principal as are specified with the entire balance of such loan repayable as provided below. In the case of any type of loan that is repayable by blended payments, each payment shall be applied, firstly, to interest due, and the balance, if any, shall be applied to principal outstanding. If any such payment is insufficient to pay all interest then due, the unpaid balance of such interest will be added to such loan, will bear interest at the same rate, and will be payable on demand or at the end of the term specified herein, as the case may be. If the Credit Facility includes a Demand Operating Loan, a Royal Business OperatingLine, Royal Business Overdraft Protection, a Letter of Credit/Letter of Guarantee Facility, a Demand Loan - CAIS or a Demand Instalment Loan, the Borrower shall repay all principal sums outstanding under such loan or facility upon demand including, without limitation, an amount equal to the face amount of all Letters of Credit and Letters of Guarantee which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower’s obligations to the Bank in respect of such instruments. In the case of a Royal Business OperatingLine or a Royal Business Overdraft Protection facility, the Bank may, at its discretion, require the Borrower to make minimum principal payments of amounts outstanding under the Royal Business OperatingLine or Royal Business Overdraft Protection facility, as the case may be, and the Borrower must make these minimum payments at the times and in the way that the Bank advises from time to time. Following demand or, in the case of term loans, the occurrence of an Event of Default, the Bank shall have no obligation to make further loans, Letters of Credit, Letters of Guarantee or advances available to the Borrower.

3.	PREPAYMENT
If the Credit Facility includes a Variable Rate Business Term Loan, including any Variable Rate Business Term Loan outstanding under a Revolving Term Facility, the Borrower may prepay such loan in whole or in part in reverse order of maturity without fee or premium. If the Credit Facility includes a Demand Instalment Loan or Demand Loan - CAIS, the Borrower may repay such loan in whole or in part without fee or premium. Where the Credit Facility includes a Fixed Rate Business Term Loan, including any Fixed Rate Business Term Loan outstanding under any Revolving Term Facility, the Borrower may prepay such loan in whole or in part subject to a prepayment fee:

(a)	prepayment of up to 10% of outstanding principal balance is permitted without penalty once a year during the 12 month period from each anniversary date of the loan; and
(b)	prepayments of more than 10% of the principal amount outstanding may be made at any time and from time to time in any one year, subject to the following, (i) such prepayments made during the first year of the term shall be made only upon payment of a fee in the amount of 6 months interest on the amount prepaid at the rate applicable to the loan; and (ii) such prepayments made during the second and any subsequent year of the term shall be made only upon payment of a fee in the amount of 3 months interest on the amount prepaid at the rate applicable to the loan.

4.	REVOLVEMENT, ETC.
If the Credit Facility includes a Demand Operating Loan, the Borrower authorizes the Bank daily or otherwise as and when determined by the Bank to ascertain the position of any account herein specified, and

(a)	if such position is a credit balance, the Bank may, subject to the revolving increment amount herein specified, apply the amount of such credit balance or any part as a repayment of such loan, and
(b)	if such position is a debit balance the Bank shall, subject to the revolving increment amount herein specified, make an advance under such loan provided that at no time shall such loan exceed the amount of the loan limit herein specified.

5.	OperatingLine PLUS
If the Credit Facility includes a Royal Business OperatingLine and the OperatingLine PLUS option is elected under this Agreement, the Bank is authorized (but not obligated) whenever there is a credit balance in the Borrower’s business current account that exceeds the sum of the Minimum Retained Balance plus the revolving increment amount herein specified, to apply all or part of such credit balance in an amount which is equal to the revolving increment amount herein specified or a whole multiple of such amount, as a repayment on account of the indebtedness of the Borrower to the Bank under the Royal Business OperatingLine.

6.	EVIDENCE OF INDEBTEDNESS (Separate promissory note not required)
The Bank shall maintain, at the Branch of Account, accounts and records (the “Accounts”) evidencing the borrowings made available to the Borrower by the Bank under this Agreement. The Bank shall record the principal amount of such borrowings, the payment of principal and interest on account of the loans and advances, and all other amounts becoming due to the Bank under this Agreement. The Accounts constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this Agreement. The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable under this Agreement, including, but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

7.	INTEREST
“Royal Bank Prime” or “RBP” is the annual rate of interest announced from time to time by the Bank as a reference rate then in effect for determining interest rates on Canadian Dollar commercial loans in Canada. “Royal Bank US Base Rate” or “RBUSBR” is the annual rate of interest announced from time to time by the Bank as a reference rate then in effect for determining interest rates on US Dollar commercial loans in Canada. Where interest under the Credit Facility is based upon RBP or RBUSBR, the Borrower shall pay to the Bank periodically as herein specified (or as the Bank may otherwise specify from time to time) in arrears interest calculated on the daily principal balance outstanding as evidenced by the Accounts from time to time, both before and after maturity, default and judgment, at a variable rate per annum equal to RBP or RBUSBR plus the rate specified herein. Where interest is expressed to be a fixed rate, the Borrower shall pay to the Bank periodically as herein specified (or as the Bank may otherwise specify from time to time) in arrears interest calculated on the daily principal balance outstanding as evidenced by the Accounts from time to time, both before and after maturity, default and judgment, at a rate per annum equal to the rate specified herein. Each change in any variable rate under the Credit Facility will take place simultaneously with the corresponding change in RBP or RBUSBR, as the case may be. Interest will be paid in the currency of the loan. In each case, interest will accrue daily on the basis of the actual number of days elapsed and a year of 365 days. The annual rates of interest to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year and divided by 365. If it is necessary for the Bank to prove the interest rate in effect at any time, the Borrower agrees that the Bank’s written certificate, setting out the interest rate at that time, is sufficient proof for that purpose.

8.	GENERAL COVENANTS
Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility, the Borrower covenants and agrees with the Bank that (if more than one, jointly and severally - in Quebec, solidarily):

(a)	it will duly and punctually pay all sums of money due by it under the terms of this Agreement;
(b)	it will advise the Bank of any default, or in the case of term loans, any Event of Default, as herein defined, as it occurs, or of any change in ownership prior to such event;
(c)	it will file all material tax returns which are or will be required to be filed, pay or make provision for payment of all material taxes (including interest and penalties) and Potential Prior – Ranking Claims, which are or will become due and payable and provide adequate reserves for the payment of any tax, the payment of which is being contested;

(d)	if a corporation, it will give the Bank 30 days prior notice in writing of any intended change in the ownership of its shares;
(e)	it will comply with all laws, regulations, official directions and authorizations applicable to the Borrower and the Borrower’s business or property including, without limitation, all applicable environmental laws and regulations; advise the Bank promptly of any action requests or violation notices received concerning any of the Borrower’s property; and hold the Bank harmless from and against any losses, costs or expenses which the Bank may suffer or incur for any environment-related liabilities existent now or in the future with respect to the Borrower’s property;
(f)	it will deliver to the Bank such financial and other information as the Bank may reasonably request from time to time, including, but not limited to, the reports and other information set out under Reporting Requirements; and
(g)	it will immediately advise the Bank of any unfavourable change in its financial position which may adversely affect its ability to pay or perform its obligations in accordance with the terms of this Agreement.

9.	MARGIN REQUIREMENTS
Where the Credit Facility includes a Demand Operating Loan, a Royal Business OperatingLine or a Letter of Credit/Letter of Guarantee Facility, and a margin requirement is indicated, the Borrower is to provide by the 20th day of the month following each month end (or such other time as the Bank may agree): a Monthly Statement of Borrowing Limit, including therein, without limitation, a list of aged Accounts Receivable, Inventory, 30-day supplier payables, purchase money security interests and Potential Prior-Ranking Claims.

“Potential Prior-Ranking Claims” means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise which ranks in priority to the Security (as defined below) or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this Agreement.

10.	EVENTS OF DEFAULT
Without affecting or limiting the right of the Bank to terminate or demand payment of, or to cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility, each of the following shall constitute an Event of Default which shall entitle the Bank, in its sole discretion, to cancel any commitment, demand immediate repayment in full of any amounts outstanding under any term loan under the Credit Facility, together with outstanding accrued interest and any other indebtedness under or with respect to any term loan under the Credit Facility which indebtedness shall include, without limitation, an amount that is equal to the amount that would be payable by the Borrower under Prepayment above in the event of a voluntary prepayment of a Fixed Rate Business Term Loan, and to realize on all or any portion of any security given to secure the obligations of the Borrower hereunder (the “Security”):

(a)	failure of the Borrower to pay any principal, interest or other amount when due pursuant to this Agreement;
(b)	failure of the Borrower to observe any covenant, condition or provision contained in this Agreement or in any documentation relating hereto or to the Security;
(c)	if the Borrower becomes insolvent or commits an act of bankruptcy or makes an assignment in bankruptcy or bulk sale of its assets;
(d)	if any proceeding is taken to effect a compromise or arrangement with the creditors of the Borrower, or to have the Borrower declared bankrupt or wound up, or to have a receiver appointed for any part of the mortgaged property or if any encumbrancer takes possession of any part thereof;
(e)	if in the opinion of the Bank there is a material adverse change in the financial condition, ownership or operation of the Borrower;
(f)	if any representation or warranty made by the Borrower under this Agreement or relating hereto or to the Security shall be false in any material respect; or
(g)	if the Borrower defaults in the payment of any other indebtedness, whether owing to the Bank or to any other person, or defaults in the performance or observance of any agreement in respect of such indebtedness where, as a result of such default, the maturity of such indebtedness is or may be accelerated.

11.	EXPENSES, ETC.
The Borrower agrees to pay the Bank all fees, as stipulated in this Agreement. The Borrower also agrees to pay all expenses and legal costs, (on the basis of a solicitor and its own client, or where applicable including extra-judicial costs) incurred by the Bank in connection with this Agreement and any Security and the enforcement of the Bank’s rights against the Borrower or under any Security. These costs and expenses may include (but are not limited to) costs of amendments, appraisals, inspections, environmental reviews, registrations, searches, discharges and actions taken in connection with the preservation of the Bank’s rights under this Agreement or under the Security.

The Borrower shall indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank if any Match Funded Term Loan is repaid or prepaid other than on its maturity date. The determination by the Bank of such loss, cost or expense shall be conclusive and binding for all purposes and shall include, without limitation, any loss incurred by the Bank in liquidating or redeploying deposits acquired to make or maintain any Match Funded Term Loan.

12.	WAIVER
No express or implied waiver by the Bank of any provision of this Agreement in one instance shall in any way be, or construed to be, a waiver as to any other instance.

13.	ASSIGNMENT
This Agreement shall extend to and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns provided that the Borrower shall not be entitled to assign any interest hereunder, without the consent in writing of the Bank.

14.	REVIEW
The Bank may conduct annual or periodic reviews of the affairs of the Borrower, as determined by the Bank and timely advised to the Borrower, for the purpose of determining the financial performance of the Borrower, and the Borrower shall make available to the Bank such information as the Bank may reasonably require and shall do all things reasonably necessary to facilitate such review by the Bank.

15.	GAAP
Unless otherwise provided, all accounting terms used in this Agreement shall be interpreted in accordance with Canadian Generally Accepted Accounting Principles from time to time. Any change in Accounting Principles or the application of Accounting Principles, including, without limitation, the use of Differential Reporting (or any changes to the selection of Differential Reporting options) is only permitted with the prior written consent of the Bank.

16.	SEVERABILITY
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and such invalid provision shall be deemed to be severable.

17.	GOVERNING LAW
This Agreement shall be construed in accordance with and governed by the laws of the Province where the Borrower resides and the laws applicable therein. The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of such Province and acknowledges the competence of such courts and irrevocably agrees to be bound by a judgment of any such court.

18.	SET-OFF
The Bank is authorized (but not obligated), at any time and without notice, to apply any credit balance (whether or not then due) to which the Borrower is then beneficially entitled on any account (in any currency) at any branch or agency of the Bank in or towards satisfaction of the indebtedness of the Borrower to the Bank under the Credit Facility and the other obligations of the Borrower under this Agreement. For that purpose, the Bank is irrevocably authorized to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application.

19.	HOLD ON FUNDS
The Bank has the right to hold any cheque, instrument or other payment item used to make a payment under this Agreement, and to defer any transfer until the Bank receives payment for such cheque, instrument or other payment item.

20.	NOTICES
Any notice or demand to be given by the Bank shall be given in writing by way of a letter addressed to the Borrower. If the letter is sent by telecopier, it shall be deemed received on the date of transmission, provided such transmission is received prior to 5:00 p.m. on a day on which the Borrower’s business is open for normal business, and otherwise on the next such day. If the letter is sent by ordinary mail to the address of the Borrower, it shall be deemed received on the date falling five (5) days following the date of the letter, unless the letter is hand-delivered to the Borrower, in which case the letter shall be deemed to be received on the date of delivery. The Borrower must advise the Bank at once about any changes in the Borrower’s address.

21.	CONSENT OF DISCLOSURE
The Borrower hereby grants permission to any entity having information in such entity’s possession relating to any Potential Prior-Ranking Claim, to release such information to the Bank (upon its written request), solely for the purpose of assisting the Bank to evaluate the financial condition of the Borrower.

22.	WHOLE AGREEMENT
This Agreement and any documents or instruments referred to in, or delivered pursuant to, or in connection with, this Agreement constitute the whole and entire agreement between the Borrower and the Bank with respect to the Credit Facility.

Definitions

“Capital Expenditures” means, for any fiscal period, any amounts accrued or paid in respect of any purchase or other acquisition for value of capital assets and, for greater certainty, excludes amounts expended in respect of the normal repair and maintenance of capital assets utilized in the ordinary course of business;

“Corporate Distributions” means any payments to any shareholder, director or officer of the Borrower, or to any associate [or holder of Postponed Debt] of the Borrower, or to any shareholder, director or officer of any associate [or holder of Postponed Debt] of the Borrower, including, without limitation, bonuses, dividends, salaries or repayment of debt or making of loans to any such Person, but excluding salaries to officers or other employees in the ordinary course of business.

“Current Assets” means, at any time, those assets ordinarily realizable within one year from the date of determination or within the normal operating cycle, where such cycle is longer than a year;

“Current Liabilities” means, at any time, amounts payable within one year from the date of determination or within the normal operating cycle, where such cycle is longer that a year (the operating cycle must correspond with that used for current assets);

“Current Ratio” means the ratio of Current Assets to Current Liabilities;

“Debt Service Coverage Ratio“ means, for any fiscal period, the ratio of the aggregate of EBITDA, minus dividends, minus any decrease in shareholder loans payable, to the aggregate of Interest Expense and scheduled principal payments in respect of Funded Debt;

“EBITDA” means, for any fiscal period, net income from continuing operations (excluding extraordinary gains or losses) plus, to the extent deducted in determining net income, Interest Expense and income taxes accrued during, and depreciation, depletion and amortization expenses deducted for, the period;

“Equity”means the total of share capital, (excluding preferred shares redeemable within one year) contributed surplus and retained earnings [plus Postponed Debt];

“Financial Assistance” means any form of direct or indirect financial assistance of any other Person by means of a loan, guarantee or otherwise or any obligations (contingent or otherwise) intended to enable another Person to incur or pay any debt or comply with any agreements related thereto or to otherwise assure or protect creditors of another Person against loss in respect of debt or any other obligations of such other Person;

“Funded Debt” means, at any time, all obligations for borrowed money which bears interest or to which interest is imputed plus, without duplication, all obligations for the deferred payment of the purchase of property, all capital lease obligations and all indebtedness secured by purchase money security interests, [plus the amount of any guarantees or other financial assistance provided in respect of liabilities of a third party], [but excluding Postponed Debt];

“Interest Expense” means, for any fiscal period, the aggregate cost of advances of credit outstanding during that period including, without limitation, interest charges, capitalized interest, the interest component of capital leases, fees payable in respect of letters of credit and letters of guarantee and discounts incurred and fees payable in respect of bankers’ acceptances;

“Investment” means the acquisition (whether for cash, property, services, securities or otherwise) of shares, bonds, notes, debentures, partnership or other property interests or other securities of any other Person or any agreement to make any such acquisition;

“Postponed Debt” means indebtedness that is fully postponed and subordinated, both as to principal and interest, on terms satisfactory to the Bank, to the obligations owing to the Bank hereunder;

“Tangible Net Worth” means the total of Equity [plus Postponed Debt] less intangibles, [deferred charges and leasehold improvements] deferred tax debits and unsecured advances to related parties. For the purpose hereof, intangibles are assets lacking physical substance;

“Total Liabilities” means all liabilities, exclusive of deferred tax liabilities [and Postponed Debt];

“Working Capital” means Current Assets less Current Liabilities.